Exhibit 99.1

November 28, 2022

The AZEK Company Announces Fourth Quarter and Full-Year Fiscal 2022 Results

Solid Results Delivering 15% Net Sales Growth in Fiscal 2022; Channel Inventory Recalibration On-Track; Executing Against Strategy to Deliver Margin Expansion; Returned $23 Million to Shareholders Through Share Repurchases in the Fourth Quarter

FOURTH QUARTER FISCAL 2022 FINANCIAL HIGHLIGHTS

•	Consolidated Net Sales of $304.6 million
•	Net Loss of ($4.8) million; Adjusted Net Income of $24.5 million
•	EPS of ($0.03) per share; Adjusted Diluted EPS of $0.16 per share
•	Adjusted EBITDA of $65.1 million

RECENT COMPANY HIGHLIGHTS

•	Diverted approximately 500 million pounds of waste and scrap in fiscal 2022, halfway to the Company’s goal to recycle one billion pounds of waste and scrap annually by the end of 2026
•	Debuted the TimberTech® Invite CollectionTM, low-maintenance outdoor furniture with an emphasis on beauty, longevity, comfort and sustainability
•	Introduced Cabana X® by StruXure Outdoor®, a non-permanent, high-quality, high-tech cabana
•

Continued recognition for innovation and culture – HBSDealer Golden Hammer Award for AZEK Exteriors' CaptivateTM Prefinished Siding and Trim; Architizer A+Product Award for TimberTech's Landmark CollectionTM of decking, the popular choice winner in the sustainable design category; CohnReznick’s Inaugural Gamechangers in ESG award

Chicago, Ill. (BUSINESS WIRE) -- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking, Versatex® and AZEK® Trim and StruXure™ pergolas, today announced financial results for its fourth quarter and fiscal year ended September 30, 2022.

CEO COMMENTS

“Our fiscal 2022 results reflect the key strategic investments we have made to sustainably grow our business, our ability to execute with agility and our team’s steadfast focus on our customers,” said Jesse Singh, CEO of The AZEK Company. “We delivered $1.36 billion in net sales – representing an increase of 15% year-over-year – and generated $75 million of net income and $301 million in Adjusted EBITDA, despite persistently higher costs and a dynamic and complex economic environment. Since fiscal 2019, we have grown our annual net sales from $794 million to $1.36 billion, or by approximately 71%. During that same period, our net income (loss) grew from ($20) million to $75 million, and our Adjusted EBITDA grew from $180 million to $301 million, or by approximately 68%, and we continue to be confident and excited by the opportunity that is ahead of us,” said Mr. Singh.

“During the fiscal year, we launched several award-winning new product innovations and completed three tuck-in acquisitions, expanding and strengthening our already industry-leading portfolio. We also announced our first share repurchase authorization and returned $81 million to shareholders during the year. Consistent with both our business and sustainability goals, we diverted approximately 500 million pounds of scrap and waste materials from landfills through our recycling programs and utilized approximately 56% of recycled inputs in our extruded products, despite the volume headwinds experienced in the fourth quarter of fiscal 2022. During the year, we made meaningful progress against our target of increasing the use of lower cost recycled materials in our products, including increasing our Advanced PVC decking technology to an important milestone of 60% recycled content. I am incredibly proud of the hard work of our employees as they continue to drive market conversion away from traditional materials and toward our types of low-maintenance, long-lasting, sustainable materials and position AZEK for long-term success,” continued Mr. Singh.

“In our fiscal fourth quarter, we experienced steady end-market demand while reducing inventory in the channel consistent with our expectations. We expect to complete the previously highlighted channel inventory recalibration by the end of the fiscal first quarter 2023,” added Mr. Singh. “Our strategic priorities remain unchanged. We believe our legacy of performance, combined with our demonstrated resilience and margin expansion opportunity, positions us well as we enter what could be a challenging macroeconomic market in 2023,” concluded Mr. Singh.

FOURTH QUARTER FISCAL 2022 CONSOLIDATED RESULTS

Net sales for the three months ended September 30, 2022 decreased by $41.5 million, or 12.0%, to $304.6 million from $346.1 million for the three months ended September 30, 2021. Net sales for the three months ended September 30, 2022 decreased for our Residential segment by 16.7% and increased for our Commercial segment by 22.9%, in each case as compared to the prior year period.

During the quarter, we updated the process by which we estimate the value of our inventory which resulted in a charge of $19.3 million. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.

Net income decreased by $43.4 million to ($4.8) million, or ($0.03) per share, for the three months ended September 30, 2022 compared to $38.6 million, or $0.25 per share, for the three months ended September 30, 2021. Net margin decreased to (1.6%) for the three months ended September 30, 2022, as compared to net margin of 11.2% for the three months ended September 30, 2021.

Adjusted EBITDA decreased by $16.4 million to $65.1 million for the three months ended September 30, 2022, as compared to Adjusted EBITDA of $81.5 million for the three months ended September 30, 2021. Adjusted EBITDA Margin declined 210 basis points to 21.4% from 23.5% for the prior year period. As previously guided, Adjusted EBITDA Margin included approximately 70 basis points of dilution due to recent capacity startup costs and the impact from recent acquisitions.

Adjusted Net Income decreased $25.3 million to $24.5 million, or Adjusted Diluted EPS of $0.16 per share, for the three months ended September 30, 2022, as compared to Adjusted Net Income of $49.8 million, or Adjusted Diluted EPS of $0.32 per share, for the three months ended September 30, 2021.

TWELVE MONTHS ENDED SEPTEMBER 30, 2022 RESULTS

Net sales for the year ended September 30, 2022 increased by $176.6 million, or 15.0%, to $1,355.6 million from $1,179.0 million for the year ended September 30, 2021. The increase was primarily attributable to higher sales in both our Residential and Commercial segments, which grew by 11.9% and 38.6% respectively, in each case as compared to the prior year.

Net income decreased by $17.9 million to $75.2 million, or $0.49 per share, for the year ended September 30, 2022 compared to net income of $93.2 million, or $0.59 per share, for the year ended September 30, 2021. This was primarily driven by increases in cost of sales and selling, general and administrative expenses as well as an increase in interest expense due to refinancing fees related to our term loan agreement entered into during fiscal year 2022 and higher finance lease interest, partially offset by higher capitalized interest during the year ended September 30, 2022. Net margin was 5.5% for the twelve months ended September 30, 2022, compared to net margin of 7.9% for the twelve months ended September 30, 2021.

Adjusted Net Income was $149.3 million, or Adjusted Diluted EPS of $0.97 per share, for the twelve months ended September 30, 2022, compared to Adjusted Net Income of $152.9 million, or Adjusted Diluted EPS of $0.98 per share, for the twelve months ended September 30, 2021.

Adjusted EBITDA for the twelve months ended September 30, 2022 increased by $26.9 million to $301.0 million from $274.2 million for the twelve months ended September 30, 2021. Adjusted EBITDA Margin declined 110 basis points to 22.2% from 23.3% for the prior year period. As previously guided, Adjusted EBITDA Margin included approximately 100 basis points of dilution due to recent capacity startup costs and the impact from recent acquisitions.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of September 30, 2022, the Company had cash and cash equivalents of $120.8 million and approximately $147.2 million available for future borrowings under our Revolving Credit Facility. Total gross debt, including finance leases, as of September 30, 2022 was $678.1 million. During the fiscal fourth quarter, the Company repurchased approximately 1.1 million shares of its Class A common stock for an aggregate purchase price of approximately $23 million.

OUTLOOK

“Demand for outdoor living products continued at a steady pace through the fiscal fourth quarter and into the current quarter. We are confident in our strategy, yet we recognize the potential for a slowdown in our markets in 2023. Our added capacity positions us well to pursue new market opportunities, expand our share, drive wood conversion and execute our cost reduction programs – all while providing best-in-class service to our customers. Given the successful startup of our new manufacturing facility in Boise, the period of elevated capital investments is moderating, which we believe will position AZEK to generate meaningful free cash flow (operating cash flows minus capital expenditures) in fiscal 2023. Consistent with recent history, we expect to continue to return capital to shareholders with share repurchases while maintaining a conservative balance sheet and capital structure,” said Mr. Singh.

For full-year fiscal 2023, AZEK is assuming new construction and repair and remodel market declines and as a result, an approximately 10.0% year over year decline in volume. Under this demand planning assumption, AZEK would expect Adjusted EBITDA to be in a range between $250 to $265 million in fiscal 2023. AZEK expects capital expenditures to be in the range of $70 to $80 million for the full year. Due to an update in the process by which we estimate the value of our inventory, AZEK expects an estimated negative impact of approximately $8 million in cost of sales, with the majority impacting the fiscal first quarter.

For the fiscal first quarter 2023, AZEK’s channel inventory reduction remains on track, and as previously noted, AZEK expects to exit the fiscal first quarter with normalized channel inventory levels. Taking these factors into consideration, AZEK expects consolidated net sales in the range of $200 to $215 million, and Adjusted EBITDA in the range between $8 to $12 million, inclusive of the change in process by which we estimate the value of our inventory and lower production levels to facilitate the channel inventory recalibration.

Following the first quarter, AZEK expects Adjusted Gross Profit Margin and Adjusted EBITDA Margin improvement through the balance of fiscal 2023, including year-over-year expansion during the second half of fiscal 2023, as lower cost inventory flows through, production volumes improve, and fiscal 2022 cost-down and recycle programs are realized within our results.

“As the innovation leader in the industry, we will continue to invest in new product expansions that drive material conversion and exceed customer expectations. We are excited about the opportunities ahead of us as we invest for the future and continue to position the company to achieve our long-term growth and margin expansion objectives,” concluded Mr. Singh.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Monday, November 28, 2022, at 4:00 p.m. (CT).

To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/kqzNUoaC. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (647) 362- 9199. The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on December 12, 2022.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking, Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements.  In particular and unless specifically provided herein, no financial information for fiscal year 2023, including net sales guidance, operating results or otherwise, should be inferred or extrapolated from the guidance provided in this earnings release. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of the COVID-19 pandemic or geopolitical conflicts, such as the conflict between Russia and Ukraine; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in Part I, Item 1A of the Annual Report on Form 10-K for fiscal 2022 (our “2022 Annual Report”) and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period.  We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	These measures do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude the expense of amortization of our assets, and Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin also exclude the expense of depreciation of our assets, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2022 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

	As of September 30,
	2022	2021
ASSETS:
Current assets:
Cash and cash equivalents	$ 120,817	$ 250,536
Trade receivables, net of allowances	90,159	77,316
Inventories	299,905	188,888
Prepaid expenses	17,212	14,212
Other current assets	2,501	1,446
Total current assets	530,594	532,398
Property, plant and equipment, net	517,913	391,012
Goodwill	993,995	951,390
Intangible assets, net	245,835	242,572
Other assets	94,754	70,462
Total assets	$ 2,383,091	$ 2,187,834
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$ 48,987	$ 69,474
Accrued rebates	50,479	44,339
Accrued interest	4,436	72
Current portion of long-term debt obligations	6,000	—
Accrued expenses and other liabilities	72,589	56,522
Total current liabilities	182,491	170,407
Deferred income taxes	65,195	46,371
Long-term debt — less current portion	584,879	464,715
Other non-current liabilities	106,083	79,177
Total liabilities	$ 938,648	$ 760,670
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at September 30, 2022 and September 30, 2021, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 155,157,220 shares issued at September 30, 2022, and 154,866,313 issued at September 30, 2021	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at September 30, 2022 and September 30, 2021	—	—
Additional paid-in capital	1,630,378	1,615,236
Accumulated deficit	(113,002)	(188,227)
Treasury stock, at cost, 4,116,570 shares at September 30, 2022 and 0 shares at September 30, 2021	(73,088)	—
Total stockholders’ equity	1,444,443	1,427,164
Total liabilities and stockholders’ equity	$ 2,383,091	$ 2,187,834

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2022	2021	2022	2021
Net sales	$ 304,632	$ 346,120	$ 1,355,586	$ 1,178,974
Cost of sales	232,768	233,833	946,266	789,023
Gross profit	71,864	112,287	409,320	389,951
Selling, general and administrative expenses	67,478	60,467	279,889	244,205
Other general expenses	—	—	—	2,592
Loss on disposal of plant, property and equipment	179	401	496	1,025
Operating income	4,207	51,419	128,935	142,129
Other expenses:
Interest expense	6,180	3,883	24,956	20,311
Loss on extinguishment of debt	—	—	—	—
Total other expenses	6,180	3,883	24,956	20,311
Income (loss) before income taxes	(1,973)	47,536	103,979	121,818
Income tax expense	2,803	8,943	28,754	28,668
Net income (loss)	$ (4,776)	$ 38,593	$ 75,225	$ 93,150
Net income (loss) per common share:
Basic	$ (0.03)	$ 0.25	$ 0.49	$ 0.61
Diluted	$ (0.03)	$ 0.25	$ 0.49	$ 0.59
Comprehensive income (loss)	$ (4,776)	$ 38,593	$ 75,225	$ 93,150
Weighted average shares used in calculating net income (loss) per common share:
Basic	151,459,182	154,232,718	153,510,110	153,777,859
Diluted	151,459,182	156,686,478	154,517,843	156,666,394

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years Ended September 30,
	2022	2021
Operating activities:
Net income	$ 75,225	$ 93,150
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation expense	67,996	51,802
Amortization expense	50,537	49,802
Non-cash interest expense	5,638	3,110
Non-cash lease expense	(275)	(88)
Deferred income tax expense (benefit)	19,684	25,529
Non-cash compensation expense	27,512	22,250
Loss on disposition of property, plant and equipment	496	1,025
Bad debt provision	290	342
Changes in operating assets and liabilities:
Trade receivables	(8,545)	(6,772)
Inventories	(97,459)	(58,819)
Prepaid expenses and other current assets	(4,300)	(5,892)
Accounts payable	(32,146)	16,071
Accrued expenses and interest	(1,345)	14,910
Other assets and liabilities	2,527	1,259
Net cash provided by (used in) operating activities	105,835	207,679
Investing activities:
Purchases of property, plant and equipment	(170,938)	(175,119)
Proceeds from sale of property, plant and equipment	649	46
Purchases of intangible assets	(1,500)	—
Acquisitions, net of cash acquired	(108,387)	—
Net cash provided by (used in) investing activities	(280,176)	(175,073)
Financing activities:
Proceeds under Revolving Credit Facility	40,000	—
Payments under Revolving Credit Facility	(40,000)	—
Payments of financing fees related to Term Loan Agreement	—	(939)
Payments of Term Loan Agreement	(467,654)	—
Proceeds from 2022 Term Loan Agreement	595,500	—
Payments of debt issuance costs related to 2022 Term Loan Agreement	(3,442)	—
Repayments of finance lease obligations	(3,865)	(1,921)
Payments of initial public offering related costs	—	(210)
Exercise of vested stock options	5,995	5,988
Cash paid for shares withheld for taxes	(429)	—
Purchases of treasury stock	(81,483)	—
Net cash provided by (used in) financing activities	44,622	2,918
Net increase (decrease) in cash and cash equivalents	(129,719)	35,524
Cash and cash equivalents at beginning of period	250,536	215,012
Cash and cash equivalents at end of period	$ 120,817	$ 250,536
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$ 14,899	$ 17,119
Cash paid for income taxes, net	10,549	4,620
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$ 29,562	$ 16,177
Property, plant and equipment acquired under finance lease obligations	—	—
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	33,400	57,817

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our audited Consolidated Financial Statements for the three and twelve months ended September 30, 2022 and 2021.

	Three Months Ended September 30,				Twelve Months Ended September 30,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$ 254,196	$ 305,078	$ (50,882)	(16.7)%	$ 1,168,751	$1,044,126	$ 124,625	11.9%
Segment Adjusted EBITDA	64,503	91,564	(27,061)	(29.6)%	323,377	314,563	8,814	2.8%
Segment Adjusted EBITDA Margin	25.4%	30.0%	N/A	N/A	27.7%	30.1%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our audited Consolidated Financial Statements for the three and twelve months ended September 30, 2022 and 2021.

x	Three Months Ended September 30,				Twelve Months Ended September 30,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$ 50,436	$ 41,042	$ 9,394	22.9%	$ 186,835	$ 134,848	$ 51,987	38.6%
Segment Adjusted EBITDA	14,562	6,019	8,543	141.9%	40,255	19,323	20,932	108.3%
Segment Adjusted EBITDA Margin	28.9%	14.7%	N/A	N/A	21.5%	14.3%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2022	2021	2022	2021
Net income (loss)	$ (4,776)	$ 38,593	$ 75,225	$ 93,150
Interest expense	6,180	3,883	24,956	20,311
Depreciation and amortization	31,803	26,284	118,533	101,604
Tax expense (benefit)	2,803	8,943	28,754	28,668
Stock-based compensation costs	4,259	3,024	18,105	22,670
Acquisition costs (1)	3,990	—	12,851	—
Initial public offering and secondary offering costs	—	—	—	2,592
Inventories (2)	19,297	—	19,297	—
Other costs (3)	1,520	780	3,319	5,192
Total adjustments	69,852	42,914	225,815	181,037
Adjusted EBITDA	$ 65,076	$ 81,507	$ 301,040	$ 274,187

X	Three Months Ended September 30,		Years Ended September 30,
	2022	2021	2022	2021
Net margin	(1.6)%	11.2%	5.5%	7.9%
Interest expense	2.0%	1.1%	1.8%	1.7%
Depreciation and amortization	10.5%	7.6%	8.8%	8.6%
Tax expense (benefit)	1.0%	2.6%	2.2%	2.5%
Stock-based compensation costs	1.4%	0.8%	1.4%	1.9%
Acquisition costs	1.3%	0.0%	0.9%	0.0%
Initial public offering and secondary offering costs	0.0%	0.0%	0.0%	0.2%
Inventories	6.3%	0.0%	1.4%	0.0%
Other costs	0.5%	0.2%	0.2%	0.5%
Total adjustments	23.0%	12.3%	16.7%	15.4%
Adjusted EBITDA Margin	21.4%	23.5%	22.2%	23.3%

(1)

Acquisition costs reflect costs directly related to completed acquisitions of $3.8 million and $11.5 million for fourth quarter 2022 and fiscal year 2022, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.2 million and $1.4 million for fourth quarter 2022 and fiscal year 2022, respectively.

(2)

During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.

(3)

Other costs reflect costs for legal expenses of $0.2 million, $0.5 million, $0.9 million and $2.3 million for fourth quarters 2022 and 2021 and fiscal years 2022 and 2021, respectively, reduction in workforce costs of $0.9 million and $1.6 million for fourth quarter fiscal 2022 and fiscal year 2022, respectively, the impact of the retroactive adoption of ASC 842 leases of $0.5 million for fiscal year 2021, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.3 million, $0.1 million and $2.4 million for fourth quarter 2021 and fiscal years 2022 and 2021, respectively, and other costs of $0.4 million and $0.7 million for fourth quarter 2022 and fiscal year 2022, respectively.

Adjusted Gross Profit Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2022	2021	2022	2021
Gross profit	$ 71,864	$ 112,287	$ 409,320	$ 389,951
Depreciation and amortization (1)	22,689	18,012	82,099	67,903
Inventories (2)	19,297	—	19,297	—
Acquisition costs (3)	165	—	1,373	—
Other costs (4)	185	72	509	72
Adjusted Gross Profit	$ 114,200	$ 130,371	$ 512,598	$ 457,926

	Three Months Ended September 30,		Years Ended September 30,
	2022	2021	2022	2021
Gross margin	23.6%	32.4%	30.2%	33.1%
Depreciation and amortization	7.4%	5.3%	6.1%	5.7%
Inventories	6.3%	0.0%	1.4%	0.0%
Acquisition costs	0.1%	0.0%	0.1%	0.0%
Other costs	0.1%	0.0%	0.0%	0.0%
Adjusted Gross Profit Margin	37.5%	37.7%	37.8%	38.8%

(1)

Depreciation and amortization for fourth quarters 2022 and 2021, and for fiscal years 2022 and 2021, consists of $17.5 million, $12.6 million, $61.6 million and $46.0 million, respectively, of depreciation, and $5.2 million, $5.4 million, $20.5 million and $21.9 million, respectively, of amortization of intangible assets, comprised of intangibles relating to our manufacturing processes.

(2)

During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.

(3)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(4)

Other costs include reduction in workforce costs of $0.2 million and $0.5 million for fourth quarter 2022 and fiscal year 2022, respectively, and the impact of retroactive adoption of ASC 842 leases of $0.1 million for each of fourth quarter 2021 and fiscal year 2021.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income (loss)	$ (4,776)	$ 38,593	$ 75,225	$ 93,150
Amortization	12,571	12,136	50,537	49,802
Stock-based compensation costs (1)	1,330	1,806	6,554	18,746
Acquisition costs (2)	3,990	—	12,851	—
Initial public offering and secondary offering costs	—	—	—	2,592
Inventories (3)	19,297	—	19,297	—
Other costs (4)	1,520	780	3,319	5,192
Capital structure transaction costs (5)	—	—	5,112	—
Tax impact of adjustments (6)	(9,445)	(3,522)	(23,627)	(16,549)
Adjusted Net Income	$ 24,487	$ 49,793	$ 149,268	$ 152,933

	Three Months Ended September 30,		Years Ended September 30,
	2022	2021	2022	2021
Net income (loss) per common share — diluted	$ (0.03)	$ 0.25	$ 0.49	$ 0.59
Amortization	0.08	0.08	0.33	0.32
Stock-based compensation costs	0.01	0.01	0.05	0.12
Acquisition costs	0.02	—	0.08	—
Initial public offering and secondary offering costs	—	—	—	0.02
Inventories	0.13	—	0.12	—
Other costs	0.01	0.01	0.02	0.03
Capital structure transaction costs	—	—	0.03	—
Tax impact of adjustments	(0.06)	(0.03)	(0.15)	(0.10)
Adjusted Diluted EPS (7)	$ 0.16	$ 0.32	$ 0.97	$ 0.98

(1)

Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $3.8 million and $11.5 million for fourth quarter 2022 and fiscal year 2022, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.2 million and $1.4 million for fourth quarter 2022 and fiscal year 2022, respectively.

(3)

During the fourth quarter of fiscal year 2022, we updated the process by which we estimate the value of our inventory. This included updating the assumptions that are used in determining and treating certain capitalized costs, primarily by incorporating the impacts of changes in the amount of recycled content introduced into our products.

(4)

Other costs reflect costs for legal expenses of $0.2 million, $0.5 million, $0.9 million and $2.3 million for fourth quarters 2022 and 2021 and fiscal years 2022 and 2021, respectively, reduction in workforce costs of $0.9 million and $1.6 million for fourth quarter fiscal 2022 and fiscal year 2022, respectively, the impact of the retroactive adoption of ASC 842 leases of $0.5 million for fiscal year 2021, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.3 million, $0.1 million and $2.4 million for fourth quarter 2021 and fiscal years 2022 and 2021, respectively, and other costs of $0.4 million and $0.7 million for fourth quarter 2022 and fiscal year 2022, respectively.

(5)	Capital structure transaction costs include third party costs related to our refinancing of our term loan agreement of $5.1 million for fiscal year 2022.
(6)	Tax impact of adjustments is based on applying a combined U.S. federal and state statutory tax rate of 24.5% for fourth quarters 2022 and 2021, and for fiscal years 2022 and 2021.

(7)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share is 151,759,572 shares for fourth quarter 2022, 156,686,478 shares for fourth quarter 2021, 154,517,843 shares for fiscal year 2022, and 156,666,394 shares for fiscal year 2021.

Net Leverage Reconciliation

Twelve Months Ended September
(In thousands)	2022
Net income	$ 75,225
Interest expense	24,956
Depreciation and amortization	118,533
Tax expense (benefit)	28,754
Stock-based compensation costs	18,105
Acquisition costs	12,851
Inventories	19,297
Other costs	3,319
Total adjustments	225,815
Adjusted EBITDA	$ 301,040
Long-term debt — less current portion	$ 584,879
Current portion	6,000
Unamortized deferred financing fees	4,712
Unamortized original issue discount	4,409
Finance leases	78,072
Gross debt	$ 678,072
Cash and cash equivalents	(120,817)
Net debt	$ 557,255
Net Leverage	1.9x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.